Exhibit 99.1

HERSHEY ANNOUNCES SECOND QUARTER RESULTS;
UPDATES EPS OUTLOOK FOR 2012
● Net sales increase 6.7%
● Earnings per share-diluted of $0.59 as reported and $0.66 adjusted
● Full year net sales growth reaffirmed; expected to increase 7-9%, including Brookside acquisition
● Outlook for 2012 reported and adjusted earnings per share-diluted updated:
- Reported earnings per share-diluted expected to be $2.88 to $2.98
- Adjusted earnings per share-diluted expected to increase 12-14%, greater than the previous estimate of 10-12%

HERSHEY, Pa., July 26, 2012 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 1, 2012. Consolidated net sales were $1,414,444,000 compared with $1,325,171,000 for the second quarter of 2011. Reported net income for the second quarter of 2012 was $135,685,000 or $0.59 per share-diluted, compared with $130,019,000 or $0.56 per share-diluted for the comparable period of 2011.
These results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges, as well as non-service-related pension expense (NSRPE) of $24.9 million, or $0.07 per share-diluted. The majority of these charges, $19.0 million, or $0.05 per share-diluted, were related to the Project Next Century program. Additionally, acquisition and integration costs related to the Brookside Foods Ltd. (Brookside) acquisition were $1.3 million, or $0.01 per share-diluted, and NSRPE was $4.5 million, or $0.01 per share-diluted. For the second quarter of 2011, results included Project Next Century pre-tax charges of $9.4 million, or $0.02 per share-diluted, which were more than offset by an adjustment of $11.2 million, or $0.02 per share-diluted, resulting in a net credit of $1.8 million, due to a reduction of previous estimates. Pre-tax charges for NSRPE were $0.4 million for the second quarter of 2011. Adjusted net income, which excludes these net charges, was $151,493,000 or $0.66 per share-diluted in the second quarter of 2012, compared with $129,288,000 or $0.56 per share-diluted in the second quarter of 2011, an increase of 17.9 percent in adjusted earnings per share-diluted. See the Note for a reconciliation of GAAP and non-GAAP items.
For the first six months of 2012, consolidated net sales were $3,146,508,000, compared with $2,889,394,000 for the first six months of 2011. Reported net income for the first six months of 2012 was $334,336,000 or $1.46 per share-diluted, compared with $290,134,000 or $1.26 per share-diluted, for the first six months of 2011.
As described in the Note, for the first six months of 2012 and 2011, these results, prepared in accordance with GAAP, included net pre-tax charges of $58.5 million and $9.6 million, or $0.16 and $0.03 per share-diluted, respectively. Charges associated with the Project Next Century program for the first six months in 2012 and 2011were $42.6 million and $7.9 million, or $0.12 and $0.02 per share-diluted, respectively. NSRPE for the first six months in 2012 and 2011 were $8.7 million and $1.7 million, or $0.02 and $0.01 per share-diluted, respectively. Additionally, for the first six months in 2012, acquisition and integration costs related to the Brookside acquisition were $7.2 million, or $0.02 per share-diluted. As described in the Note, adjusted net income for the first six months of 2012, which excludes these net charges, was $371,403,000, or $1.62 per share-diluted, compared with $296,422,000 or $1.29 per share-diluted in 2011, an increase of 25.6 percent in adjusted earnings per share-diluted.

In 2012, the Company expects reported earnings per share-diluted of $2.88 to $2.98. These results, prepared in accordance with GAAP, include business realignment charges, NSRPE and acquisition and integration costs of $0.25 to $0.29 per share-diluted. The majority of these charges, $0.16 to $0.19 per share-diluted, are related to the Project Next Century program. NSRPE and acquisition and integration costs related to the Brookside acquisition are expected to be $0.05 per share-diluted and $0.04 to $0.05 per share-diluted, respectively. Despite the impact of these charges in 2012, reported gross margin is expected to increase 120 to 130 basis points. The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to the Project Next Century program has been increased from a range of $150 million to $160 million to a range of $160 million to $180 million, due to revised estimates of possible higher disposition costs for the Company's century-old facility at 19 East Chocolate Avenue in Hershey, Pennsylvania. The expected timing of events and estimated costs and savings is included in Appendix I, attached to this press release.
Second Quarter Performance and Outlook
“The Hershey Company reported another quarter of solid marketplace and financial results,” said John P. Bilbrey, President and Chief Executive Officer. “The investments we have made in our business over the last few years have enabled us to deliver predictable, profitable and sustainable growth, despite the challenging global macroeconomic conditions that continue to exist. In the second quarter, Hershey’s net sales increased 6.7 percent. Net price realization was a 6.6 point benefit, slightly better than we expected, and volume, excluding the Brookside acquisition, was off 1.1 points due to volume elasticity associated with the pricing action taken last year. The Brookside acquisition was a 2.4 point benefit in the quarter and foreign currency exchange rate a 1.2 point headwind. Over the remainder of the year, excluding the benefit of the Brookside acquisition, we expect the organic net sales contribution from net price realization and volume to be more balanced.
“Through the first half of the year, the U.S. candy, mint and gum (CMG) category and Hershey marketplace performance has outpaced the historical category growth rate. Specifically, Hershey U.S. CMG retail takeaway for the 24 weeks ended June 16, 2012, in the expanded All Outlet Combined plus convenience store channels (xAOC+C), which accounts for approximately 90 percent of our U.S. retail business, was up 6.1 percent, resulting in a market share gain of 0.3 points. Our marketplace performance reflects a good Easter season sell through that resulted in a 0.9 point market share gain in this season, successful new product launches, strong performance by our sweets and refreshment product line and a sequential improvement in everyday chocolate. Results have been solid where we have focused resources, with Hershey U.S. CMG retail takeaway and market share up across virtually all measured channels. In the second quarter, advertising expense increased about 10 percent versus the year ago period. For the first six months of 2012, advertising is up about 12 percent versus 2011 and in line with the low-double digits percentage increase forecasted for the full year.
“Input costs were higher in the second quarter and in line with our estimates. Despite this increase, gross margin expanded due to net price realization, supply chain efficiencies and productivity gains. As expected, selling, marketing and administrative (SM&A) expenses, excluding advertising, increased mid-teens on a percentage basis versus last year. Over the remainder of the year we expect SM&A expenses, excluding advertising, to increase at about the same rate as we continue to make planned investments in marketing and go-to-market capabilities in both the U.S. and international markets. Additionally, certain tax items were concluded in the second quarter that we thought would occur in the second half of the year. We continue to expect the full-year tax rate to be about 35 percent.

“As we enter the third quarter, we are well-positioned to deliver on our financial objectives. We have good visibility into the orders for the upcoming Halloween and Holiday seasons where consumers will see higher price points. Seasonal specific advertising in the second half of the year will be greater than last year. For the full year 2012, we expect advertising to increase low-double digits on a percentage basis versus the prior year, supporting seasons, new product launches and core brands in both the U.S. and international markets. We’ll also continue with the distribution and rollout of Jolly Rancher Crunch ‘N Chew candy, Ice Breakers Duo mints, Rolo Minis and Hershey’s Simple Pleasures chocolates. Brand building initiatives are having the desired effect and have helped mitigate volume declines due to price elasticity. Our plans are on track and we expect organic volume growth to accelerate in the second half of the year and be up for the full-year 2012. Therefore, including estimated net sales of the Brookside acquisition, about a 1.5 point benefit at current exchange rates, we expect full-year net sales growth of about 7 to 9 percent, including the impact of foreign currency exchange rates.
“We continue to expect that input costs in 2012 will be higher than last year and there is no material change to our full-year inflation outlook. As previously mentioned, due to greater net price realization we now expect adjusted gross margin to increase 100 to 120 basis points. This is greater than our previous estimate of about a 90 to 100 basis point increase. As previously mentioned, SM&A costs, including advertising, are on track. As a result, we expect full-year adjusted earnings per share-diluted growth of 12 to 14 percent. This is greater than our previous estimate of a 10 to 12 percent increase,” Bilbrey concluded.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges, business acquisition closing and integration costs, certain gains and losses, and non-service-related pension costs. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation is provided below of earnings per share-diluted in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures, which exclude business realignment and impairment charges as well as non-service-related pension expense for the second quarter and first six months in 2012 and 2011, closing and integration costs primarily related to the Brookside acquisition in 2012 and a gain on the sale of trademark licensing rights recorded in the third quarter of 2011.

	Second Quarter Ended
	July 1, 2012		July 3, 2011
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$618,521	43.7%	$564,320	42.6%
Project Next Century charges included in cost of sales	13,429		7,023
NSRPE included in cost of sales	2,443		—
Acquisition (credits) costs included in cost of sales	(166)		—
Adjusted non-GAAP Gross Profit/Gross Margin	$634,227	44.8%	$571,343	43.1%

EBIT/EBIT Margin	$222,271	15.7%	$228,354	17.2%
Charges included in cost of sales	15,706		7,023
Project Next Century charges included in SM&A	738		1,138
NSRPE included in SM&A	2,087		357
Acquisition costs included in SM&A	1,481		—
Business Realignment & Impairment charges/(credits), net	4,845		(9,952)
Adjusted non-GAAP EBIT/EBIT Margin	$247,128	17.5%	$226,920	17.1%

Net Income/Net Margin	$135,685	9.6%	$130,019	9.8%
Charges included in cost of sales	15,706		7,023
Charges included in SM&A	4,306		1,495
Business Realignment & Impairment charges/(credits), net	4,845		(9,952)
Tax impact of net charges/(credits)	(9,049)		703
Adjusted non-GAAP Net Income/Net Margin	$151,493	10.7%	$129,288	9.8%

EPS-Diluted	$0.59		$0.56
Charges included in cost of sales	0.05		0.02
Charges included in SM&A	0.01		—
Business Realignment & Impairment charges/(credits), net	0.01		(0.02)
Adjusted non-GAAP EPS-Diluted	$0.66		$0.56

	Six Months Ended
	July 1, 2012		July 3, 2011
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$1,361,917	43.3%	$1,220,505	42.2%
Project Next Century charges included in cost of sales	32,883		13,882
NSRPE included in cost of sales	4,619		—
Acquisition costs included in cost of sales	422		—
Adjusted non-GAAP Gross Profit/Gross Margin	$1,399,841	44.5%	$1,234,387	42.7%

EBIT/EBIT Margin	$556,801	17.7%	$504,903	17.5%
Charges included in cost of sales	37,924		13,882
Project Next Century charges included in SM&A	1,551		2,152
NSRPE included in SM&A	4,062		1,656
Acquisition costs included in SM&A	6,812		—
Business Realignment & Impairment charges/(credits), net	8,149		(8,114)
Adjusted non-GAAP EBIT/EBIT Margin	$615,299	19.6%	$514,479	17.8%

Net Income/Net Margin	$334,336	10.6%	$290,134	10.0%
Charges included in cost of sales	37,924		13,882
Charges included in SM&A	12,425		3,808
Business Realignment & Impairment charges/(credits), net	8,149		(8,114)
Tax impact of net charges	(21,431)		(3,288)
Adjusted non-GAAP Net Income/Net Margin	$371,403	11.8%	$296,422	10.3%

EPS-Diluted	$1.46		$1.26
Charges included in cost of sales	0.10		0.04
Charges included in SM&A	0.04		0.01
Business Realignment & Impairment charges/(credits), net	0.02		(0.02)
Adjusted non-GAAP EPS-Diluted	$1.62		$1.29

In 2011, the Company recorded GAAP charges of $43.4 million, or $0.11 per share-diluted, attributable to Project Next Century and $5.8 million, or $0.02 per share-diluted, related to the Global Supply Chain Transformation (GSCT) program and $2.8 million, or $0.01 per share-diluted of non-service-related pension expense (NSRPE). Additionally, in the third quarter of 2011, the Company recorded a pre-tax gain on the sale of certain trademark licensing rights of $17.0 million, or $0.05 per share-diluted. In 2012, acquisition closing and integration costs related to the Brookside acquisition are expected to be $0.04 to $0.05 per share-diluted. Additionally, the Company expects to record total GAAP charges of about $55 million to $65 million, or $0.16 to $0.19 per share-diluted, attributable to Project Next Century and $19.0 million, or $0.05 per share-diluted of NSRPE in 2012.

Below is a reconciliation of earnings per share-diluted in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2011	2012 (Projected)
Reported EPS-Diluted	$2.74	$2.88 - $2.98
Acquisition closing & integration charges	—	0.04 - 0.05
Gain on sale of trademark licensing rights	(0.05)	—
Total Business Realignment and Impairment Charges	0.13	0.16 - 0.19
NSRPE	0.01	0.05
Adjusted EPS-Diluted	$2.83	$3.17 - $3.23

							Appendix I
The Hershey Company
Project Next Century
Expected Timing of Costs and Savings ($m)

	2012			2013			2014
Realignment Charges:
Cash	$25	to	$30	$0	to	$5	$10	to	$20
Non-Cash	$25	to	$30	—		—	—		—

Project Management and Start-up Costs	~ $5			—		—	—		—

Total Project Next Century Realignment Charges & Costs	$55	to	$65	$0	to	$5	$10	to	$20

Project Next Century Cap-Ex	$65	to	$70	$15	to	$20	—		—

Project Next Century projected savings:
Annual	$20	to	$25	$25	to	$30	$5	to	$10
Cumulative	$35	to	$40	$60	to	$70	$65	to	$80

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully identify, execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations and related growth targets; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2011.
All information in this press release is as of July 26, 2012. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.
Live Web Cast
As previously announced, the Company will hold a conference call with analysts today at 8:00 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.
# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Leigh Horner	717-508-1247

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended July 1, 2012 and July 3, 2011
(in thousands except per share amounts)

			Second Quarter		Six Months
			2012	2011	2012	2011

Net Sales			$1,414,444	$1,325,171	$3,146,508	$2,889,394

Costs and Expenses:
Cost of Sales			795,923	760,851	1,784,591	1,668,889
Selling, Marketing and Administrative			391,405	345,918	796,967	723,716
Business Realignment and Impairment Charges/(Credits), net			4,845	(9,952)	8,149	(8,114)

Total Costs and Expenses			1,192,173	1,096,817	2,589,707	2,384,491

Income Before Interest and Income Taxes (EBIT)			222,271	228,354	556,801	504,903
Interest Expense, net			24,344	23,351	48,368	47,828

Income Before Income Taxes			197,927	205,003	508,433	457,075
Provision for Income Taxes			62,242	74,984	174,097	166,941

Net Income			$135,685	$130,019	$334,336	$290,134

Net Income Per Share	- Basic	- Common	$0.62	$0.59	$1.52	$1.31
	- Basic	- Class B	$0.56	$0.53	$1.38	$1.19
	- Diluted	- Common	$0.59	$0.56	$1.46	$1.26

Shares Outstanding	- Basic	- Common	165,021	166,302	164,810	166,372
	- Basic	- Class B	60,630	60,632	60,630	60,657
	- Diluted	- Common	228,853	230,301	228,752	230,243

Key Margins:
Gross Margin			43.7%	42.6%	43.3%	42.2%
EBIT Margin			15.7%	17.2%	17.7%	17.5%
Net Margin			9.6%	9.8%	10.6%	10.0%

The Hershey Company
Consolidated Balance Sheets
as of July 1, 2012 and December 31, 2011
(in thousands of dollars)
Assets	2012	2011

Cash and Cash Equivalents	$589,782	$693,686
Accounts Receivable - Trade (Net)	353,337	399,499
Deferred Income Taxes	121,192	136,861
Inventories	791,805	648,953
Prepaid Expenses and Other	237,457	167,559

Total Current Assets	2,093,573	2,046,558

Net Plant and Property	1,583,304	1,559,717
Goodwill	589,464	516,745
Other Intangibles	219,028	111,913
Deferred Income Taxes	28,072	38,544
Other Assets	154,531	138,722

Total Assets	$4,667,972	$4,412,199

Liabilities and Stockholders' Equity

Loans Payable	$486,668	$139,673
Accounts Payable	388,472	420,017
Accrued Liabilities	569,902	612,186
Taxes Payable	1,930	1,899

Total Current Liabilities	1,446,972	1,173,775

Long-Term Debt	1,498,669	1,748,500
Other Long-Term Liabilities	608,664	617,276
Deferred Income Taxes	27,696	—

Total Liabilities	3,582,001	3,539,551

Total Stockholders' Equity	1,085,971	872,648

Total Liabilities and Stockholders' Equity	$4,667,972	$4,412,199